As filed with the Securities and Exchange Commission on January 7, 2011

Registration No. 333-161446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAHAWK DRILLING, INC.

(Exact name of registrant as specified in its charter)

Delaware	72-1269401
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

5 Greenway Plaza, Suite 2700, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Seahawk Drilling, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Alejandro Cestero

Senior Vice President, General Counsel,

Chief Compliance Officer and Secretary

Seahawk Drilling, Inc.

5 Greenway Plaza, Suite 2700

Houston, Texas 77046

(713) 369-7300

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

Attention: Kevin Trautner

Telephone: (713) 651-5151

Facsimile: (713) 651-5246

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Form S-8 Registration Statement, Registration No. 333-161446, filed on August 19, 2009 (the “Registration Statement”), which registered an aggregate amount of 400,000 shares of common stock, par value $0.01 per share (“Common Stock”), including the Preferred Stock Purchase Rights attached thereto, is being filed in order to remove from registration 392,815 shares of Common Stock, including the Preferred Stock Purchase Rights attached thereto, remaining unsold under the Registration Statement. On December 17, 2010, the Seahawk Drilling, Inc. Employee Stock Purchase Plan was terminated. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K promulgated under the Securities Act of 1933, as amended, the registrant hereby removes from registration any and all securities previously registered but not sold or otherwise issued under the Registration Statement as of the filing of the Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 7, 2011.

SEAHAWK DRILLING, INC.

By:	/s/ Alejandro Cestero
Alejandro Cestero
Senior Vice President, General Counsel,
Chief Compliance Officer and Secretary